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Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f3 Under the Investment Company Act of 1940
10f3 TRANSACTIONS FOR THE PERIOD JANUARY1, 2000 THROUGH MARCH 31, 2000

ALLIANCE GREATER CHINA '97 FUND


                                           Purchased  shares   purchased              Shares
             Date     Shares    Price per  by Fund    offered  by group    Purchased  Held
Security *	 Purchased	Purchased	Share	     Group	     (000)    (1)	        From	      3/31/00

Asia Info
Holdings
Inc.	        03/02/00	100	      24         	100	       5,000	  0.00%       	Morgan    1,000
                                                                            Stanley

*  Unless otherwise indicated, the securities were part of an issue registered under
the Securities Act of 1933	and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchases by all Alliance Funds, including the Fund, may not exceed:

    a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

    b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.


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